ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                               OF
                WALLSTREET RACING STABLES, INC.


     Pursuant to the provisions of the Colorado Business
Corporation Act, the undersigned Corporation adopts the following
Articles of Amendment to the Articles of Incorporation:

     FIRST:    The name of the Corporation is Wallstreet Racing
               Stables, Inc.

     SECOND:   The following amendment to the Articles of
Incorporation was adopted by the stock holders of the Corporation on August 16, 1995, in the manner prescribed by the Business
Corporation Act. The number of shares voted for the amendment was sufficient for approval.

     THIRD:    The text of the amendment is as follows:

     A new section 4, entitled "Repurchase of Stock" is hereby added to Article IV, which section shall read as follows:

          Any person owning, holding, purchasing or otherwise acquiring equity securities of the Corporation, whether shares of Common Stock or Preferred Stock shall be subject to the following restrictions:

     A. Should the racing commission of any state or jurisdiction determine that a holder or beneficial owner of the Corporation's equity securities is required to be licensed and such person or entity shall fail or refuse to become licensed within 60 days of such determination, or should the Board of Directors of the Corporation conclude for just cause that the status of any person or entity as a stockholder of the Corporation jeopardizes its license or application for license, the Corporation shall have the right and option to acquire such person's shares of the Corporation at a price equal to the following amount:

          i.   In the event the Corporation's stock is
          listed in Nasdaq at the time of election, the purchase price shall be equal to the mean between the closing bid and asked prices for the stock on the date immediately preceding the date notification is received by such stockholder of the Corporation's option to acquire his capital stock;

          ii.  In the event the Corporation's stock is
          listed or quoted in any other recognized medium, such as the OTC BULLETIN BOARD or "pink sheets" maintained by the member of the NASD, the purchase price shall be equal to the last sales price for the Company's stock on the date immediately preceding receipt of notice by the stockholder;


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          iii. In the event no recognized medium for
          quotation or trading exists for the stock, the purchase price shall be equal to the purchase price paid by the investor, as evidenced by reasonably acceptable evidence including canceled checks, wire transfer or evidence other of consideration paid.

B. The Corporation shall give notice of its desire to exercise its option to acquire stock in accordance with the foregoing provision in writing to the last known address of the stockholder, as listed in the stock transfer records of the Corporation or maintained by the Corporation's transfer agent. Such notice shall state that the stockholder shall have 15 days to tender a certificate representing the stock to the Corporation at its principal place of business. Immediately upon receipt of the certificate, Corporation shall deliver a check payable to the stockholder in the amount determined in subsection A above.

C. In the event any stockholder shall refuse to comply with the determination of the Corporation to exercise its option, any shares owned by that stockholder shall become automatically null and void, shall be canceled on the books and records of the Corporation, and the Corporation shall deliver stop transfer instructions to its transfer agent restricting transfer of the shares. Until such captial stock is owned by persons found by the respective racing commissions to be suitable to own them, the Corporation shall not be required or permitted to pay any dividend or interest with regard to the outstanding stock and the holder of such capital stock shall not be entitled to vote on any matter as the holder of voting securities or other voting interests, and such voting securities shall not for any purposes be included in the voting securities of the Corporaiton in time to vote.

D. Any person or group acquiring shares of the Corporation's capital stock consents to the initial and continuing obligation to provide personal, background and financial information to the applicable racing commission and agrees to respond truthfully to questions from such racing authorities in accordance with the provisions of applicable laws and regulations.

E. A legend shall be placed on each certificate representing capital stock of the Corporation setting forth the foregoing restrictions.

     FOURTH:   With the foregoing exceptions, the Articles of
Incorporation shall remain unchanged.

     Dated this 16th. of August, 1995.

                              WALLSTREET RACING STABLES, INC.


                              By: /s/ Raymond E. McElhaney
                              -------------------------------
                              Raymond E. McElhaney, President


                              By: /s/ Bill M. Conrad
                              -------------------------------
                              Bill M. Conrad, Secretary


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